Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Insteel Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered (1)	Proposed Maximum Offering Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, no par value per share	Other	1,669,949 (3)	$27.955	$46,683,424.30	0.00015310	$7,147.24
Total Offering Amount				—	$46,683,424.30	—	$7,147.24
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$7,147.24

1.

This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends, or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

2.

Estimated solely for purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share is estimated based on the average of the high and low prices of the Company’s Common Stock on February 7, 2024, as reported on the New York Stock Exchange.

3.

Represents an aggregate of 1,669,949 shares of Common Stock issuable under the Insteel Industries, Inc. 2025 Equity Incentive Plan (the “2025 Plan”), consisting of (i) 800,000 shares of Common Stock; (ii) 284,736 shares of Common Stock, representing any shares remaining available for the grant of awards as of February 11, 2025, the effective date of the 2025 Plan (the “Effective Date”), under the 2015 Equity Incentive Plan of Insteel Industries Inc. (as amended, the”2015 Plan”); and (iii) 585,213 shares of Common Stock, representing shares subject to an award granted under the 2015 Plan that were or may become forfeited, cash-settled, cancelled, terminated, expired or lapsed for any reason after the Effective Date without the issuance of shares or pursuant to which such shares are forfeited.